Fortitude Gold Corporation

GRC Nevada Inc.

Walker Lane Minerals Corp.	County Line Holdings, Inc.	County Line Minerals Corp.	Golden Mile Minerals Corp.

All subsidiaries of Fortitude Gold Corporation are incorporated in Nevada.

Each subsidiary conducts business under its own name.